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                                  EXHIBIT 99.1

         Southfield, Michigan, November 26, 2002. David L. Shelp, President of Franklin Bancorp, Inc., today announced that William E. Murcko has resigned his position as a director of Franklin Bancorp and its wholly owned subsidiary, Franklin Bank, National Association, effective immediately.

         Mr. Murcko has served with distinction as a director of Franklin since its inception in 1983. Over the years, he has been actively involved in the development of the Bank's successful marketing strategy. In addition, Mr. Murcko's company, Communication Associates, Inc., an advertising agency located in Troy, Michigan, has provided Franklin with valuable services over the years.

         Mr. Murcko's resignation was motivated by both family obligations and a desire to facilitate Franklin's efforts, similar to those of many other public companies, to satisfy the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the pending corporate governance proposals of NASDAQ primarily with respect to having independent directors comprise a majority of the board of directors and requiring certain board committees to be comprised entirely of independent directors.

         Franklin President, David L. Shelp, commented: "We are very grateful to Bill Murcko for his many contributions and years of effort and sacrifice in the service of Franklin. His decision to retire at this time is reflective of his commitment to the promotion of the best interests of Franklin and its shareholders. We wish him well in the future."